Exhibit 99.1

Socket Mobile Reports Second Quarter and Six-Month 2023 Results

FREMONT, Calif., – August 2, 2023 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading provider of data capture and delivery solutions for enhanced workplace productivity, today reported financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”) for the three and six months ended June 30, 2023.

Second Quarter 2023 Financial Highlights:

•	Revenue decreased 15% to $5.1 million, compared to $6.0 million in the prior-year quarter, and increased by 19% sequentially compared to $4.3 million in Q1 2023.

•	Gross margin improved to 51.8%, compared to 50.2% in the prior-year quarter and 48.1% in the preceding quarter.

•	Operating expenses for the second quarter of 2023 were $2.9 million, an increase of 3% compared to operating expenses of $2.8 million in the prior-year quarter, and a decrease of 3% sequentially in the preceding quarter.

•	Operating loss was $292,000 compared to an operating income of $189,000 for the prior-year quarter, and operating loss of $955,000 in the preceding quarter.

•	Strengthened the balance sheet through a secured subordinated convertible note financing of $1.6 million. The cash balances were $3.4 million as of June 30, 2023 compared to $3.0 million as of March 31, 2023 and $3.6 million as of December 31, 2022

“During Q2, we continued to face challenges driven by external factors such as the weakness of the retail sector, which is the primary source of our revenues. These challenges had a significant impact on our financial performance, resulting in lower than anticipated revenue for the quarter,” said Kevin Mills, President, and Chief Executive Officer.

“While we faced challenges and uncertainties in the retail sector, we continue to invest in expanding the use of our technology beyond retail. We believe that this approach will not only drive our growth but also reduce our heavy reliance on the retail sector. Our primary focus has been on adapting our products for industrial environments, such as warehousing and logistics. As part of this effort, we recently announced our latest product, the DuraScan Wear DW930, a revolutionary wearable barcode scanner designed to offer hands-free, versatile barcode scanning capability in rigorous work environments such as warehousing, manufacturing, and distribution.

“In addition to this, we have updated our CaptureSDK to support SocketScan S370 (NFC & QR code reader) and SocketScan S550 (NFC reader). This enhancement will ensure that our development partners can incorporate some of the new features expected in iOS 17 associated with personal identification,” continued Mills.

“We are delighted to share that our SocketScan S550, NFC Mobile Wallet Reader has been awarded FeliCa certification. FeliCa is a contactless RFID smart card technology developed by Sony in Japan, widely used for convenient payment and other transactions. This certification makes SocketScan S550 compatible with the FeliCa system used in multiple regions and countries worldwide, including Japan, Bangladesh, Hong Kong, India, Indonesia, Vietnam, and many others.

“These advancements in our product offerings demonstrate our dedication to meeting the evolving needs of our app partners and industry. While we acknowledge the current difficulties, we believe in our long-term vision and perseverance, which will drive us towards success,” concluded Mills.

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Conference Call

Management of Socket Mobile will hold a conference call today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the live conference call is (800) 237-1091 toll-free from within the U.S. or (848) 488-9280 (toll).

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless reader/writers. Mobile Applications servicing the specialty retailer, field service, digital ID, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Fremont, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on LinkedIn, Twitter, and keep up with our latest News and Updates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution, and market acceptance of the products, and statements predicting trends, sales, market conditions, and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2023, Socket Mobile, Inc. All rights reserved.

– Financial tables to follow –

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Socket Mobile, Inc.

Condensed Summary Statements of Operations (Unaudited)

(Amounts in thousands except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Revenue	$5,117	$6,046	$9,429	$12,339
Cost of revenue	2,466	3,010	4,705	6,176
Gross margin	2,651	3,036	4,724	6,163
Gross margin percent	51.8%	50.2%	50.1%	50.0%
Research & development	1,190	1,121	2,437	2,175
Sales & marketing	1,004	964	2,011	1,864
General & administrative	749	762	1,523	1,471
Total operating expenses	2,943	2,847	5,971	5,510
Operating income (loss)	(292)	189	(1,247)	653
Other income	—	—	—	—
Interest expense, net	(55)	(45)	(93)	(91)
Income tax benefit (expense)	(166)	(40)	(166)	(116)
Net income (loss)	$(513)	$104	(1,506)	$446
Net income (loss) per share:
Basic	$(0.06)	$0.01	$(0.18)	$0.06
Fully diluted	$(0.06)	$0.01	$(0.18)	$0.05
Weighted average shares outstanding: Basic Fully diluted	7,164 7,164	7,220 7,643	7,135 7,135	7,226 7,673

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Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	(Unaudited) June 30, 2023	December 31, 2022*
Cash	$3,431	$3,624
Accounts receivable	3,200	2,660
Inventories	5,509	5,602
Deferred costs on shipments to distributors	413	266
Other current assets	618	617
Property, equipment and computer software, net	2,413	1,657
Deferred tax assets	8,502	8,668
Intangible assets, net	1,623	1,694
Operating leases right-of-use assets	3,327	3,560
Other long-term assets	275	250
Total assets	$29,311	$28,598
Accounts payable and accrued liabilities	$2,439	$2,407
Bank non-formula loan	—	125
Subordinated convertible notes payable, net of discount	149	147
Subordinated convertible notes payable, net of discount-related party	2,828	1,231
Deferred revenue on shipments to distributors	942	595
Deferred service revenue	33	34
Operating lease liabilities	3,520	3,737
Total liabilities	9,911	8,276
Common stock	67,957	67,165
Accumulated deficit	(47,519)	(46,013)
Treasury stock	(1,038)	(830)
Total equity	19,400	20,322
Total liabilities and equity	$29,311	$28,598

*Derived from audited financial statements.

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